Exhibit 17a

[Proxy Card Front]

PNC FUNDS, INC.
PNC GROWTH & INCOME FUND
Two Hopkins Plaza
Baltimore, Maryland 21201

PROXY

This proxy is solicited on behalf of the Board of Directors

        The undersigned holder of shares of the PNC Growth & Income Fund (the “PNC Fund”), hereby appoints [                       ] and [                       ] as proxies for the undersigned, each with full powers of substitution and revocation, to represent the undersigned and to vote on behalf of the undersigned all shares of the PNC Fund that the undersigned is entitled to vote at the Special Meeting of Shareholders of the PNC Fund to be held at the offices of PNC Capital Advisors, Inc., Two Hopkins Plaza, Baltimore, Maryland on Friday, October 31, 2008 at 10:00 a.m. Eastern time and any adjournments or postponements thereof. The undersigned hereby acknowledges receipt of the Notice of Special Meeting and Combined Prospectus/Proxy Statement dated September [  ] , 2008 and hereby instructs said proxies to vote said shares as indicated herein. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Special Meeting or any adjournments or postponements thereof. The undersigned hereby revokes any proxy previously given.

This proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted FOR the Proposal.

        By signing and dating the reverse side of this card, you authorize the proxies to vote the proposal as marked, or if not marked, to vote “FOR” the proposal, and to use their discretion to vote for any other matter as may properly come before the meeting or any adjournment or postponement thereof. If you do not intend to personally attend the meeting, please complete and return this card at once in the enclosed envelope.

(Continued and to be signed on the reverse side)

[Proxy Card Reverse]

        Please mark boxes /X/ or [X] in blue or black ink.

1.	To consider a proposal to approve an Agreement and Plan of Reorganization (the “Reorganization Agreement”) pursuant to which BlackRock Large Cap Core Fund (the “BlackRock Fund”), a series of BlackRock Large Cap Series Funds, Inc. (the “BlackRock Corporation”), would acquire all of the assets and certain stated liabilities of the PNC Fund, in exchange for shares of the BlackRock Fund, which will be distributed by the PNC Fund to the holders of its shares in complete liquidation thereof.

FOR |_|	AGAINST |_|	ABSTAIN |_|

2.	To consider any adjournments or postponements of the Special Meeting, if necessary or appropriate.

Please sign exactly as name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney or as executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Dated:

X

Signature

X

Signature, if held jointly

Sign, Date and Return the Proxy Card Promptly Using the Enclosed Envelope.